Exhibit 99.1

Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales for the Fourth Fiscal Quarter 2008

MIAMI--(BUSINESS WIRE)--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales as well as comparable restaurant sales for the twelve-week fourth fiscal quarter and fifty-two week fiscal 2008 year ended March 30, 2008.

Total restaurant sales for the twelve-week period ended March 30, 2008 decreased 2.0% to $69.8 million from $71.2 million in the thirteen-week period ended April 1, 2007. During the prior fiscal year, the Company realized an additional 75 store-operating weeks during the fourth fiscal quarter, as a result of a 53-week fiscal year. Excluding the additional operating week in fiscal 2007, which resulted in $5.5 million in restaurant sales, total revenues increased 6.2% over the fourth quarter a year ago. For the fourth fiscal quarter 2008, Benihana teppanyaki represented approximately 71% of consolidated restaurant sales, while RA Sushi and Haru accounted for 17% and 12% of consolidated restaurant sales, respectively. There were a total of 971 store-operating weeks in the fourth fiscal quarter of 2008 compared to 975 store-operating weeks in the fourth fiscal quarter of 2007 (900 store-operating weeks excluding the additional operating week in the fourth quarter last year).

For the fourth fiscal quarter 2008, on a comparable twelve-week basis, Company-wide comparable restaurant sales were (2.2%), including (0.6%) at Benihana teppanyaki, (8.4%) at RA Sushi, and (2.9%) at Haru.

Total restaurant sales for the fifty-two week fiscal year ended March 30, 2008 increased 8.9% to $295.2 million from $271.1 million in the fifty-three week fiscal year ended April 1, 2007. During the prior fiscal year, the Company realized an additional 75 store-operating weeks during the fiscal year, as a result of a 53-week fiscal year. Excluding the additional operating week in fiscal 2007, which resulted in $5.5 million in restaurant sales, total revenues increased 11.1% over the year ago period. For fiscal 2008, Benihana teppanyaki represented approximately 73% of consolidated restaurant sales, while RA Sushi and Haru accounted for 15% and 12% of consolidated restaurant sales, respectively. There were a total of 4,115 store-operating weeks in fiscal 2008 compared to 3,832 store-operating weeks in fiscal 2007 (3,757 store-operating weeks excluding the additional operating week in the fiscal year).

For fiscal 2008, on a comparable fifty-two week basis, Company-wide comparable restaurant sales increased 2.4%, including 2.9% at Benihana teppanyaki, (1.0%) at RA Sushi, and 3.6% at Haru.

“While total restaurant sales exceeded our guidance, we continue to operate in a very challenging economic environment, as evidenced by the negative comparable sales during the fourth quarter. In view of the generally difficult environment, we do not foresee the additional top-line sales resulting in incremental benefits to our bottom-line, and therefore reiterate our previous cost guidance for the fiscal year,” said Joel A. Schwartz, Chairman and Chief Executive Officer.

About Benihana

Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 87 restaurants nationwide, including 60 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and eighteen RA Sushi Bar restaurants. Under development at present are sixteen restaurants - eight Benihana teppanyaki restaurants and eight RA Sushi restaurants. In addition, 18 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/company_profile.asp

CONTACT:
ICR
Raphael Gross or Tom Ryan, 203-682-8200